Exhibit 99.1

NEW RELEASE

For Immediate Release

For more information, contact:

Bob Wilcox

636-728-3177

THERMADYNE HOLDINGS CORPORATION

REPORTS THIRD QUARTER 2004 RESULTS

St. Louis, Missouri, November 9, 2004 —Thermadyne Holdings Corporation (OTC: THMD) today reported financial results for the three and nine months ended September 30, 2004.

As previously reported, the Company was reorganized in May 2003.  Accordingly, results for the periods following the reorganization reflect fresh start accounting adjustments as required by generally accepted accounting principles (GAAP).  Because of the reorganization, comparisons to the prior year may not be meaningful.

Third Quarter Results of Operations

Net loss for the third quarter of 2004 was $8.5 million ($0.64 per share) compared to a net loss of $3.4 million ($0.25 per share) for the same three-month period in 2003. The Company had strong quarterly sales growth both domestically and internationally, and across all key brands.  However, the benefit from this sales growth was substantially offset by higher raw material prices, severance costs, increased costs related to the inefficiency of fixing the company’s delivery problems and the continued impact of the increased rebate program introduced at the beginning of the year.

“Our on-time delivery performance has improved over the year from 56% in January to almost 90% at the end of the third quarter.  This measure reflects the considerable improvement we have made in meeting our customers’ delivery expectations over the last two quarters.  As a result of this solid progress, as mentioned earlier this year, we began to shift more of our focus to improving the productivity of our operations and the efficiency of our working capital management,” said Mr. Paul D. Melnuk, Chairman and Chief Executive Officer. “We are strengthening the capability of our team by reorganizing our workforce, shifting some of the best performers to new positions, and attracting necessary expertise from outside the organization to deliver performance improvements,” he added.

Net Sales

Net sales for the third quarter of 2004 were $124.5 million, an increase of 16.7% over third quarter 2003 net sales of $106.7 million.  Both domestic and international net sales had double digit sales growth compared to the same quarter last year.  Domestic sales increased 14.5% to $65.0 million from $56.8 million in the third quarter last year with increases across all product lines. A stronger industrial economy in the U.S. and market share gains were the primary reasons for the growth in sales.  International sales in third quarter 2004 were $59.5 million, an increase of 19.1% over the prior year’s third quarter sales of $49.9 million. Excluding the effects of foreign currency fluctuations, international sales increased by 10.9% in the period compared to the prior year, due primarily to increases in volume in Australia, Canada, South Africa, Latin America and the Middle East.

“The strong overall sales growth in the third quarter was very encouraging,” said Mr. Melnuk.  “We sustained the strong sales growth in the U.S. that we saw in the first half of the year and continued to see solid demand in several of our key international markets.”

Total bookings in the third quarter of 2004 were $123.5 million, an increase of 14.9% over the third quarter of 2003, with domestic and international bookings growing by 13.5% and 16.4%, respectively.  Excluding the effects of changes in foreign currency, international bookings were up 8.2% compared to the third quarter of 2003.

Gross Margin

Gross margin for the third quarter of 2004 was $36.7 million, or 29.5% of sales, compared to $33.5 million, or 31.4% of sales, for the same period in 2003, which is an increase of 9.6%.  During the third quarter a comprehensive product price adjustment was implemented in the U.S. and the benefits of this increase reduced the adverse impact of competitive pricing.  In the aggregate however, the benefit of higher sales volume, particularly in the U.S., was offset by a reduction in average realized unit prices, an increase in material costs and other costs of goods sold, an increase in costs related to distributor incentive plans, and higher overhead spending.  The reduction in the average realized unit sales prices resulted in a margin decline of approximately $0.2 million for the quarter.  Lower prices resulted from actions taken to address competitive market conditions and to capture new business.  Material costs for products produced in the U.S. increased by approximately $5.0 million compared to the third quarter last year.   This increase was primarily due to the following:  1) higher prices for copper, brass and steel of approximately $1.6 million, 2) the impact of a weaker U.S. dollar on imported materials of $0.4 million and 3) short-term inefficiency costs of approximately $3.0 million related to increased outsourcing of component production and higher freight costs.  Expenses related to the modified distributor incentive plan increased to $3.6 million during the third quarter compared to $1.7 million for the same period last year.  During the third quarter, overhead spending for the U.S. operations exceeded the higher absorption resulting from the increased production levels.  This inefficiency contributed $1.5 million to the decline in margin dollars for the third quarter, and is attributable to approximately $0.9 million of incremental costs related to establishing and operating the Roanoke, Texas facility, and $0.6 million related to higher spending on indirect workers, supplies, repairs and maintenance, and various other costs.  This increase in spending resulted from the sharp increase in demand and the Company’s efforts to improve customer service and on-time delivery performance.  Gross margin for the third quarter of 2003 includes a $2.2 million non-cash charge related to the required write-up of foreign inventory in connection with fresh-start accounting.  The effect of translating the local currency results of the Company’s international business units in to U.S. dollars, which doesn’t affect gross margin expressed as a percentage of sales, resulted in an increase in gross margin of $1.2 million for the third quarter.

Selling, General and Administrative Expense

Selling, general and administrative expenses in the third quarter of 2004 increased to $30.4 million or 24.4% of sales from $27.8 million or 26.1% of sales in the third quarter of 2003.  Selling, general and administrative expenses increased as a result of costs associated with improvements made to the Company’s domestic information system capabilities of $0.3 million, additional costs of $0.6 million related to compliance with the Sarbanes-Oxley Act of 2002 and other new corporate governance practices, and $1.1 million of additional sales and marketing resources related to new product development, growing international markets, and other initiatives.  Selling, general and administrative expenses increased in the third quarter of 2004 as compared to the same period in 2003 by $0.7 million as a result of changes in foreign currency.

Restructuring Costs

Restructuring costs during the third quarter include costs related to the consolidation of certain domestic manufacturing facilities. During the three-month period ended September 30, 2004 we incurred $2.2 million of restructuring costs related to these consolidation efforts compared to $0.5 million for the same quarter last year.  Also included in restructuring costs for the quarter was approximately $2.6 million of severance costs related to reorganizing the domestic workforce to improve efficiency and productivity.

Although a non-GAAP measure, the Company believes Adjusted Operating EBITDA (defined as earnings before interest, taxes, depreciation, amortization, other income and expense, costs related to the relocation of certain of the Company’s domestic manufacturing facilities, post retirement benefit expense, and reorganization costs), enhances the reader’s understanding of operating results and is commonly used to value businesses by investors and lenders.  Adjusted Operating EBITDA for the third quarter of 2004 was $11.3 million compared to $12.7 million for the third quarter of 2003.

Year-to-date Results of Operations

Net loss for the first nine months of 2004 was $14.8 million ($1.11 per share). The Company’s results for the comparable period a year ago consisted of (1) net income (including a $582.1 million gain due to the Company’s reorganization and adoption of fresh-start accounting and a $15.7 million charge for reorganization costs) of $569.0 million ($158.47 per share) for the five months ended May 31, 2003 and (2) a net loss of $2.5 million ($0.19 per share) for the four months ended September 30, 2003.

Net Sales

Net sales for the nine months ended September 30, 2004 were $370.4 million, an increase of 17.6% over net sales of $314.9 million for the same period in 2003.  Double-digit growth was enjoyed in both domestic and international sales.  Domestic sales increased 18.6% to $200.5 million from $169.0 million in the nine months ended September 30, 2003. The increase in the domestic sales was seen across all brands and was driven primarily by a stronger industrial economy in the U.S., but also increased as a result of market share gains.  International sales in the first nine months of 2004 were $169.9 million, an increase of 16.5% over the prior year’s same-period sales of $145.9 million. Excluding the effects of foreign currency fluctuations, international sales would have been up 5.1% compared to the first nine months of 2003, which is attributable primarily to increases in Asia-Pacific, Latin America, South Africa and the Middle East.

Total bookings in the first nine months of 2004 were $381.9 million, an increase of 19.4% over the nine months ended September 30, 2003, with domestic and international bookings growing by 18.4% and 20.6%, respectively.  Excluding the effects of changes in foreign currency, international bookings were up 8.8% compared to the nine months ended September 30, 2003.

Gross Margin

Gross margin for the first nine months of 2004 increased 9.5% to $116.0 million, or 31.3% of sales, from $106.0 million, or 33.7% of sales, for the same period last year.  Through September, the benefit of higher sales volume, particularly in the U.S., has been largely offset by lower average realized unit sales prices, increases in material costs and other costs of goods sold, higher costs related to distributor incentive plans, and increased overhead spending.  The reduction in the average realized unit sales prices resulted in a margin decline of approximately $1.6 million for the first three quarters of the year.  Lower prices resulted from actions taken to address competitive market conditions and to gain new business.  Material costs for products produced in the U.S. increased by approximately $10.8 million compared to the same period last year.   This increase was primarily due to:  1) higher prices for copper, brass and steel of approximately $3.9 million, 2) the impact of a weaker U.S. dollar on imported materials of $1.2 million and 3) short-term inefficiency costs of approximately $5.7 million related to increased outsourcing of component production and higher in-bound freight costs.  Expenses related to the modified distributor incentive plan increased to $9.6 million during the first three quarters compared to $4.8 million for the same period last year.  Through September, overhead spending for the U.S. operations exceeded the higher absorption resulting from the increased production levels by approximately $4.6 million.  This inefficiency is largely attributable to approximately $2.5 million of incremental costs related to establishing and operating the Roanoke, Texas facility, and $2.1 million related to higher spending on indirect workers, supplies, repairs and maintenance, and various other costs.  This increase in spending was attributable to the sharp increase in demand and the Company’s focus to improve on-time delivery performance.  Gross margin for the first nine months of 2003 includes a $2.2 million non-cash charge related to the required write-up of foreign inventory in connection with fresh-start accounting.  The effect of translating the local currency results of the Company’s international business units in to U.S. dollars, which doesn’t affect gross margin expressed as a percentage of sales, resulted in an increase in gross margin of $5.2 million for the nine months ended September 30, 2004.

Selling, General and Administrative Expenses

Selling, general and administrative expenses in the first nine months of 2004 increased to $92.1 million or 24.9% of sales from $80.3 million or 25.5% of sales in the comparable period last year.  Selling, general and administrative expenses increased as a result of additional sales and marketing resources of $4.7 million related to developing international markets, new product development, and other sales and marketing initiatives. Expenses also increased over 2003 by $2.0 million related to compliance with the Sarbanes-Oxley Act of 2002 and other new corporate governance practices and $1.6 million associated with improvements made to the Company’s domestic information system and organization.  Expenses in the nine-month period ended September 30, 2004 included an increase of $3.1 million as a result of changes in foreign currency rates. Selling, general and administrative expenses for the nine-month period ended September 30, 2003 includes $0.9 million of non-recurring costs related to an information technology project.  The remaining increase in expenses in the first nine months of 2004 compared to the same period in 2003 relates primarily to expenses that fluctuate with sales such as commissions.

Restructuring Costs

During the nine months ended September 30, 2004 the Company incurred $7.2 million of restructuring costs associated with the relocation and consolidation of certain domestic manufacturing facilities, compared to $0.5 million and $0.6 million for the five months ended May 31, 2003 and the four months ended September 30, 2003, respectively.  Also included in restructuring charges for the nine-month period was approximately $2.6 million of severance costs related to reorganizing the domestic workforce to improve efficiency and productivity.

Adjusted Operating EBITDA for the first nine months of 2004 was $39.2 million compared to $41.5 million for the same nine-month period in 2003.

Liquidity and Capital Resources

Resulting primarily from the increase in demand, operating activities used $29.8 million of cash during the first nine months of 2004, compared to $3.4 million and $0.8 million of cash used during the five months ended May 31, 2003 and the four months ended September 30, 2003, respectively. Operating assets and liabilities used $36.1 million of cash during the nine-month period ended September 30, 2004, compared to $2.8 million provided in the five months ended May 31, 2003 and $9.6 million used in the four months ended September 30, 2003.  The increase in net operating assets and liabilities during the first nine months of 2004 resulted primarily from inventory, which used $28.8 million of cash during the period.  The increase in inventory resulted principally from the sharp increase in demand, the intentional build of safety stock related to a plant consolidation, and the temporary increase in stock as part of the initiative to improve delivery performance.

Cash used in operating activities during the third quarter was $9.0 million compared to $0.3 million used in the same quarter last year.  Operating assets and liabilities used cash of $7.4 million during the third quarter, which is $1.4 million more than was used in the three months ended September 30, 2003.  The increase in net operating assets and liabilities during the third quarter of 2004 resulted mainly from a reduction in accounts payable, which was attributable to a lower level of in-bound material and components resulting from efforts to reduce inventory, and an increase in payments of accrued interest expense.

Capital expenditures were $14.5 million during the nine months ended September 30, 2004, which is $7.1 million more than was spent during the same period last year, partly as a result of purchasing certain assets that had been deferred.  Capital expenditures in 2003 were lower due in part to the Company’s reorganization.

CONFERENCE CALL

Thermadyne will hold a teleconference to discuss the Company’s third quarter results on November 9, 2004 at 4:30 PM EDT.

To participate via telephone, please dial:

•  Domestic:  (877) 313-3171  (Conference ID 2019769)

•  International:  (706) 634-7085  (Conference ID 2019769)

Those wishing to participate are asked to dial in ten minutes before the conference begins.  For those unable to participate in the live conference call, a recording of the conference will be available from November 9, 2004 at 5:30 PM EDT until November 16, 2004 at 11:59 EDT by dialing (800) 642-1687 or (706) 645-9291. Enter conference ID No. 2019796 followed by the # to listen to the recording.

ABOUT THERMADYNE

Thermadyne, headquartered in St. Louis, Missouri, is a leading global marketer of cutting and welding products and accessories under a variety of brand names including Victor®, Tweco® / Arcair®, Thermal Dynamics®, Thermal Arc® , Stoody®, GenSet® and Cigweld®.  Its common shares trade on the OTC Bulletin Board under the symbol THMD. For more information about Thermadyne, its products and services or to obtain information regarding the August 9th conference call, visit the Company’s web site at www.Thermadyne.com.

Cautionary Statement Regarding Forward-Looking Statements:

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements reflect management’s current expectations and involve a number of risks and uncertainties.  Actual results may differ materially from such statements due to a variety of factors that could adversely affect the company’s operating results.  The factors include, but are not limited to:  general economic and capital market conditions, including political and economic uncertainty in various areas of the world where we do business; the cyclicality and maturity of the cutting and welding market; the effectiveness of the Company’s  initiatives; interest and foreign currency exchange rates; pricing and product actions taken by the Company’s competitors; costs of raw materials and energy; risks associated with the relocation of manufacturing operations; and customers’ perceptions of the Company’s financial condition relative to that of the Company’s competitors, particularly in light of the Company’s recent emergence from Chapter 11 bankruptcy.

THERMADYNE HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

	Reorganized		Reorganized
	Company		Company
	Three Months		Three Months
	Ended		Ended
	Sept. 30, 2004		Sept. 30, 2003

Net sales	$124,474	100.0%	$106,688	100.0%
Operating expenses:
Cost of goods sold	87,773	70.5%	73,230	68.6%
Selling, general and administrative expenses	30,433	24.4%	27,802	26.1%
Amortization of intangibles	1,010	0.8%	1,150	1.1%
Net periodic postretirement benefits	515	0.4%	687	0.6%
Restructuring costs	4,795	3.9%	458	0.4%
Operating income (loss)	(52)	0.0%	3,361	3.2%
Other income (expense):
Interest	(5,752)	-4.6%	(4,324)	-4.1%
Amortization of deferred financing costs	(375)	-0.3%	(114)	-0.1%
Other, net	32	0.0%	(671)	-0.6%
Loss before income tax provision	(6,147)	-4.9%	(1,748)	-1.6%
Income tax provision	2,326	1.9%	1,608	1.5%
Net loss	$(8,473)	-6.8%	$(3,356)	-3.1%

Basic and diluted loss per share	$(0.64)		$(0.25)

Weighted average shares (basic and diluted)	13,313,973		13,300,000

THERMADYNE HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

	Reorganized		Reorganized		Predecessor
	Company		Company		Company
	Nine Months		Four Months		Five Months
	Ended		Ended		Ended
	Sept. 30, 2004		Sept. 30, 2003		May 31, 2003

Net sales	$370,377	100.0%	$142,926	100.0%	$172,010	100.0%
Operating expenses:
Cost of goods sold	254,332	68.7%	97,589	68.3%	111,334	64.7%
Selling, general and administrative expenses	92,113	24.9%	36,488	25.5%	43,824	25.5%
Amortization of intangibles	3,077	0.8%	1,492	1.0%	363	0.2%
Net periodic postretirement benefits	1,826	0.5%	801	0.6%	516	0.3%
Restructuring costs	9,816	2.7%	571	0.4%	516	0.3%
Operating income	9,213	2.5%	5,985	4.2%	15,457	9.0%
Other income (expense):
Interest	(15,688)	-4.2%	(5,779)	-4.0%	(8,798)	-5.1%
Amortization of deferred financing costs	(906)	-0.2%	(152)	-0.1%	—	0.0%
Other, net	(1,007)	-0.3%	(678)	-0.5%	(1,174)	-0.7%
Income (loss) before reorganization items and income tax provision	(8,388)	-2.3%	(624)	-0.4%	5,485	3.2%
Reorganization items	—	0.0%	—	0.0%	(15,692)	-9.1%
Gain on reorganization and adoption of fresh-start accounting	—	0.0%	—	0.0%	582,109	338.4%
Income (loss) before income tax provision	(8,388)	-2.3%	(624)	-0.4%	571,902	332.5%
Income tax provision	6,403	1.7%	1,926	1.3%	2,939	1.7%
Net income (loss)	$(14,791)	-4.0%	$(2,550)	-1.8%	$568,963	330.8%

Basic and diluted income (loss) per share	$(1.11)		$(0.19)		$158.47

Weighted average shares (basic and diluted)	13,306,783		13,300,000		3,590,286

THERMADYNE HOLDINGS CORPORATION

UNAUDITED SELECTED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Reorganized Company
	Sept. 30,	December 31,
	2004	2003
Cash and cash equivalents	$8,515	$16,784
Accounts receivable, net	89,133	84,079
Inventory, net	129,199	100,070
Total current assets	237,318	211,779
Property, plant and equipment, net	79,964	82,520
Total assets	605,823	509,477

Accounts payable	$37,801	$36,182
Working capital facility and current maturities of long-term obligations	49,318	27,974
Total current liabilities	127,835	104,551
Long-term obligations	210,854	190,404
Total shareholder’s equity	155,918	172,235

THERMADYNE HOLDINGS CORPORATION

UNAUDITED SELECTED CONSOLIDATED CASH FLOW DATA

(In thousands)

			Predecessor
	Reorganized Company		Company
	Nine Months	Four Months	Five Months
	Ended	Ended	Ended
	Sept. 30,	Sept. 30,	May 31,
	2004	2003	2003

Cash flow from operations	$(29,818)	$(817)	$(3,391)
Capital expenditures	(14,456)	(3,209)	(4,114)
Depreciation and amortization	19,273	8,320	6,434
Increase (decrease) in cash and cash equivalents	(8,269)	(1,715)	(4,620)

THERMADYNE HOLDINGS CORPORATION

UNAUDITED RECONCILIATIONS OF NET INCOME (LOSS) TO ADJUSTED OPERATING EBITDA

(In millions)

	Reorganized Company
	Three Months	Three Months
	Ended	Ended
	Sept. 30, 2004	Sept. 30, 2003
Net income (loss)	$(8.5)	$(3.4)
Plus:
Depreciation and amortization including deferred financing fees	6.4	6.1
Interest expense	5.8	4.3
Other post retirement benefit expense	0.5	0.7
Other expense (income)	—	0.7
Restructuring costs	4.8	0.5
Non-cash charge related to fresh-start accounting	—	2.2
Provision for income taxes	2.3	1.6
Adjusted Operating Ebitda	$11.3	$12.7

			Predecessor
	Reorganized Company		Company
	Nine Months	Four Months	Five Months
	Ended	Ended	Ended
	Sept. 30, 2004	Sept. 30, 2003	May 31, 2003
Net income (loss)	$(14.8)	$(2.6)	$569.0
Plus :
Depreciation and amortization including deferred financing fees	19.3	8.3	6.4
Interest expense	15.7	5.8	8.8
Other pos t retirement benefit expense	1.8	0.8	0.5
Other expense (income)	1.0	0.7	1.2
Restructuring costs	9.8	0.6	0.5
Non-cash charged related fresh-start accounting	—	2.2	—
Information Technology Project	—	—	0.9
Reorganization costs	—	—	15.7
Provision for income taxes	6.4	1.9	2.9
Less: Gain on reorganization and adoption of fresh-start accounting	—	—	(582.1)
Adjusted Operating Ebitda	$39.2	$17.7	$23.8